Exhibit 99.2

Pixelworks, Inc. Q3 2016 Conference Call
October 27, 2016

Operator

Good day ladies and gentlemen, and welcome to Pixelworks Inc.’s third quarter 2016 earnings conference call. I will be your operator for today’s call. At this time, all participants are in a listen-only mode. Following management’s prepared remarks, we will conduct a question-and-answer session. This conference call is being recorded for replay purposes. I would now like to turn the call over to management and your host, Pixelworks’ Chief Financial Officer, Mr. Steve Moore.

Steve Moore

Good afternoon and thank you for joining us today. With me on the call is Todd DeBonis, Pixelworks’ President and CEO. The purpose of today’s conference call is to supplement the information provided in our press release issued earlier today announcing the Company’s financial results for the third quarter ended September 30, 2016.

Before we begin, I would like to remind you that various remarks we make on this call -- including those about our projected future financial results, economic and market trends, and our competitive position -- constitute forward-looking statements. These forward-looking statements and all other statements made on this call that are not historical facts are subject to a number of risks and uncertainties that may cause actual results to differ materially.

All forward-looking statements are based on the Company's beliefs as of today, Thursday, October 27, 2016, and we undertake no obligation to update any such statements to reflect events or circumstances occurring after today. Please refer to today’s press release, our Annual Report on Form 10-K for the year ended December 31, 2015, and subsequent SEC filings for a description of factors that could cause forward-looking statements to differ materially from actual results.

Additionally, the Company's press release and management’s statements during this conference call will include discussions of certain measures and financial information in GAAP and non-GAAP terms, including gross margin, operating expenses, net loss, and net loss per share. These non-GAAP measures exclude stock-based compensation expense as well as certain charges related to the Company’s announced restructuring earlier this year. We use these non-GAAP measures internally to assess our operating performance. The Company believes these non-GAAP measures provide a meaningful perspective on our core operating results and underlying cash flow dynamics, but we caution investors to consider these measures in addition to, not as a substitute for, nor superior to, the Company's consolidated financial results as presented in accordance with GAAP.
Included in the Company's press release are definitions and reconciliations of GAAP to non-GAAP net loss and GAAP net loss to adjusted EBITDA, which provide additional details.

With that said, I will now turn the call over to Todd for his opening remarks.

Todd DeBonis

Thank you, Steve and good afternoon to those joining us on today's call.

Let’s begin with a quick recap of our financial results for the quarter. Revenue in the third quarter was $13.7 million, representing approximately 9% sequential growth and coming-in at the higher-end of our 13 to 14 million guidance range. We also did a good job of managing opex for the quarter, which resulted in incremental reduction of our net loss per share quarter-on-quarter. Lowering the revenue level required to achieve breakeven and ultimately profitability was one of the primary objectives behind the restructuring we implemented in the first half of the year, and I’m pleased with our significant progress towards achieving that objective.

I will let Steve speak to the specifics of our guidance for the current quarter, but most importantly our expectations for the fourth quarter include us delivering on our prior commitments of year-on-year growth and achieving cash flow break even by year-end. While clearly these milestones aren’t the end game, they do reflect the improvement we’ve made to our financial model in a relatively short period of time - and more importantly, going forward the model we now have in place today has improved leverage and will allow incremental revenue growth to accelerate fall-through to the bottom line.

As mentioned last quarter, we’ve substantially completed all of the work associated with the restructuring, and we have since shifted the balance of our efforts and focus to further solidifying our existing position in the projector market, and strengthening our sales capabilities in support of driving increased adoption of Pixelworks’ technology in the mobile market. Although we did not make any formal product or customer announcements during the quarter, there continued to be a significant amount of positive activity across both of our businesses.

Starting with our projector business - as many of you are aware, our projector business as well as our product offerings have had consistent fundamentals for quite some time, however the projector market itself has presented a series of challenging headwinds that we’ve had to navigate over the last several quarters - including a severe inventory correction that began in late 2015 and a more recent 3LCD panel supply disruptions that impacted a number of our customers. Today, I think we can finally say with a high degree of comfort that these two market headwinds appear to be behind us.

We are no longer seeing weakness at customers related to the availability of 3LCD panels. Although we believe certain projector OEMs not reliant on Sony panels were able to take advantage of the supply disruption to gain incremental market share, given our broad position in the 3LCD market we don’t anticipate any of these shifts among customers to have a meaningful impact on our market share. More specific to Pixelworks, we saw order patterns from both OEMs and distributors increasingly begin to normalize throughout the third quarter, and as reflected in our fourth quarter guidance we have seen further improvement since quarter-end. In fact, we believe the supply chain is now somewhat tighter and potentially even healthier today, with reduced inventory in the channel compared to levels prior to the 3LCD supply disruption. Based on our current read of customer order patterns and inventory in the channel, we expect and are now modeling internally for a more normalized revenue cycle with typical seasonality for 2017.

EOL Updates

And lastly on our projector business, we’ve completed the streamlining of the business, including the end-of-life process for multiple legacy chips in our portfolio - many of which consisted of either lower unit volumes and/or less favorable ASPs. We effectively have all of the expected EOL orders in hand today, and therefore have a reasonably good estimate of what the revenue contribution will be from these products in the first half of 2017. In general, our customers have continued to be accepting of these product transitions, and consistent with prior expectations, we do not anticipate any negative impact to Pixelworks’ market share.

During the quarter, we also completed the end-of-life for our legacy products that we’ve historically sold into non-strategic applications, such as Ultra-high definition TVs and HD Monitors. Similar to the EOL for legacy projector chips, we now have a large majority of the expected EOL orders for these legacy TV-Panel products in hand today, and collectively they will represent a larger portion of the EOL revenue contribution we expect to record in the first half of 2017. Steve will provide further details on the total expected EOL revenue contribution as part of his guidance commentary towards the end of the call.

Turning now to our mobile business - We made meaningful progress on multiple initiatives during the quarter in support of our objectives to strengthen our sales capability and drive incremental adoption of Pixelworks’ technology.

ASUS

I’ll start with a brief update on ASUS - On our earnings call last quarter we highlighted that ASUS had launched two new mobile devices that incorporated Pixelworks’ Iris processor, the ASUS ZenFone 3 Ultra and the ZenPad Z8. The ZenFone 3 was our first-ever design win for a smartphone, and then the ZenPad Z8 was a 7.9 inch tablet with 2K resolution that’s available exclusively at a tier-one North American carrier. We continued to ship volume production in support of both devices in the quarter, however the total number of units on these respective platforms is expected to remain fairly small.

Earlier this month, ASUS announced the launch of another new tablet, the ZenPad Z10, which also incorporates Pixelworks’ Iris processor, and it’s now available exclusively at the same tier-one North American carrier. The ASUS ZenPad Z10 features a larger 9.7-inch wide-angle 2K display and a Pixelworks enabled “blur-free mode”, which is capable of 60 million pixels optimizations per second to eliminate blur. The tablet retails for $329 or can be purchased cheaper with a new contract - but regardless, the device’s display and video quality are truly impressive, especially at this price point.

Although we expect this device to also have fairly modest unit volumes, we believe that ASUS’ repeated choice to incorporate Iris in additional new devices speaks strongly to the value proposition that Pixelworks’ technology offers, as ASUS looks to continue differentiating with superior mobile viewing experience. We look forward to maintaining our strong collaboration with ASUS and enabling best-in-class video quality on more of their future platforms.

Sampling 3rd Generation

Speaking of future platforms, as highlighted in today’s press release we recently began sampling our 3rd generation Iris processor at key smartphone and tablet customers. This latest mobile device is a result of our ongoing product development aimed at further increasing the value proposition of Iris, while at the same time lowering the hurdles that OEMs must overcome as part of designing in a new component into next-gen mobile devices. Accordingly, our 3rd generation Iris processor has a smaller physical footprint, requiring less space on the board, and it consumes less power by intelligently leveraging multiple power modes based on display content to extend battery life. This new processor also includes a series of advanced features and functionally that we are actively demonstrating to target OEMs as an impactful way they can differentiate their next generation smartphones and tablets. We are also working to cultivate increased awareness of advanced video processing more broadly in the industry, with features such as HDR or High Dynamic Range. In support of this effort, during the quarter Pixelworks became a contributing member of the UHD Alliance - an inter-industry group charged with advancing the Ultra HD ecosystem as well as promoting the benefits of Ultra HD entertainment technology across a wide array of consumer devices.

Specific to Iris, we are actively engaged with multiple OEMs on potential new design win opportunities, including with our 3rd generation device I just mentioned. The early feedback that we’ve received from the prospective customers sampling the device has been positive, and we are convinced based on conversation with these and others industry participants that Pixelworks maintains a material lead over alternative partial-solutions for improving video quality on mobile devices. If we are successful, the sampling of our 3rd generation Iris processor should enable us to win designs on higher unit volume mobile devices that are targeted for launches in the second half of 2017.

Mobile Strategy

More generally, we continue to make progress on our dual go-to-market strategy consisting primarily of device sales in the near-term while simultaneously seeding intermediate-to-longer-term opportunities through dedicated IP licensing efforts. Ultimately, both elements of our strategy share the same objective of driving broader adoption of Pixelworks technology across a greater number of customers and mobile platforms.

As we’ve talked about before in previous conference calls, Pixelworks has done an impressive job of evangelizing the benefits of our technology and superior video quality to establish awareness with mobile OEMs. We are now intensely focused on converting this awareness to commercial adoption. Broad adoption of most features and functionality on mobile devices, as well as the components that enable them, often depends on gaining visible success as part of one OEM trying something new to differentiate their device or platform, which then leads to other OEMs replicating the feature or function in an attempt to stay competitive and avoid falling behind their competition.

This underlying concept of the adoption process along with the increasing need for OEMs to differentiate is fundamental to our strategy of increasing Pixelworks’ sales capability and focus on China. In addition to providing a relatively large group of prospective target customers, the number of mobile OEMs in China creates a competitive landscape with the potential for accelerated adoption. Mobile OEMs in China are increasingly willing to “experiment” with new features and functionality in an effort to differentiate their products, and OEMs have also become very quick and efficient at copying new features that are introduced by competitors. As a result, the market dynamics in China are particularly attractive for Pixelworks as we work to drive increased adoption of Iris and our mobile technology.

Ting Xiong and Sales Capability

As part of strengthening our mobile sales capability in China, we announced in today’s press release that we recently hired Ting Xiong as Pixelworks’ Senior VP of Worldwide Sales. Ting joins Pixelworks after having held multiple roles at Qorvo (previously TriQuint Semiconductor), where most recently he headed the APAC sales organization as part their IDP group. He will be based primarily in Shanghai, and largely completes the planned expansion of our mobile sales team and capabilities that we’ve discussed throughout the year.

During the quarter, we also appointed a country manager in Korea. And as a reminder, last quarter we also hired a Vice President of Sales in China, to focus on opportunities with mid-to-high-end smartphone OEMs in China. In addition, I mentioned last quarter the addition of Dave Sabo in June, who is dedicated to leading our business development and IP licensing opportunities across the company, but also serves as a valuable resource in some of our current mobile efforts. These individuals, combined with other additions we’ve made to our sales team and capabilities throughout the year, provide us a broader sales footprint with coverage across all of the key markets in Asia. We now have significantly more depth and sales experience than Pixelworks has ever had focused on our mobile initiative.

In summary, we continued to make meaningful progress during the quarter, as demonstrated by our improving financial results as well as the business updates that I’ve just outlined. Looking forward, the revenue growth we are guiding to in the fourth quarter combined with our recently reduced cost structure has us poised to deliver on our commitment to achieve cash flow break even by the end of this year, which provides a solid foundation for further financial improvement in 2017. From a business development standpoint, the company’s sales capabilities have never been more focused and proficient given the team we’ve assembled year to date. Moreover, with our strengthened sales team in place, our newest Iris processor sampling, and our continued commitment to intermediate-term licensing efforts, we are well positioned to advance the adoption of Pixelworks’ technology in the mobile market. I look forward to reporting on our additional progress as we continue to execute over the coming quarters.

With that I'll turn the call over to Steve Moore to review our third quarter financials and fourth quarter guidance in more detail. Steve.

Steve Moore

Thank you, Todd.

Revenue for the third quarter of 2016 was $13.7 million compared to $12.6 million in the second quarter. The sequential improvement in Q3 revenue primarily reflects increased sales of chips sold into our digital projection market, as well as somewhat higher revenue from legacy products sold into the TV-Panel market. Year-over-year, revenue in third quarter reflects the 3LCD supply disruption at Sony following an earthquake in April 2016.

The breakdown of revenue during the third quarter was as follows:

Revenue from Digital projection was $11.9 million.

Mobile revenue was approximately $270,000.

And revenue from legacy chips sold into the TV-Panel market was approximately $1.5 million. As previously indicated, we expect contribution from these legacy products to ultimately decline to zero in the future following our fulfillment of end-of-life orders over the next two-to-three quarters. I will provide additional details on our expectations related to EOL revenue as part of guidance in a few minutes.

Non-GAAP gross profit margin was 48.6% in the third quarter, compared to 51.6% in the second quarter of 2016. Gross margin was lower quarter-on-quarter primarily due to a less favorable revenue mix specific to products sold into our digital projection market.

Non-GAAP operating expenses were $6.8 million in the third quarter, compared to $7 million in the second quarter of 2016.

Adjusted EBITDA was $670,000 for the third quarter of 2016, compared to $296,000 in the second quarter. A reconciliation of adjusted EBITDA to GAAP net loss may be found in today's press release.

On a non-GAAP basis the Company reported a net loss of $438,000, or a loss of two cents per share, in the third quarter of 2016, as compared to a non-GAAP net loss of $756,000, or a loss of three cents per share, in the prior quarter. In addition to excluding stock based compensation expense, the net loss in the third quarter excluded $30,000 in charges related to our previously announced restructuring in early 2016, and the second quarter excluded approximately $100,000.

Moving to the balance sheet, we ended the third quarter with cash and cash equivalents of approximately $16.6 million, a decline of $1.2 million from the $17.8 million reported at the end of the second quarter. Note that, excluding a capital outlay related to the introduction of our 3rd generation Iris processor, cash flow from operating activities was positive in the third quarter.

Other balance sheet metrics include day’s sales outstanding of 26 days at quarter-end, compared to 28 days at the end of the second quarter. Inventory turns during the third quarter were stable at approximately 8.7 times, compared to around 8.8 times in the prior quarter.

Turning now to Guidance.

Guidance

For the fourth quarter of 2016, we expect revenue to increase to a range of between $15 and $16 million. This range reflects our expectation for solid sequential growth in our core digital projection business, as OEM and distributor order patterns continue to normalize from the previously mentioned supply channel disruptions. Additionally, we expect revenue from mobile to be roughly flat and TV-Panel to decline approximately 40% on a sequential basis in the fourth quarter.

We expect gross profit margin for the fourth quarter to be in a range of between 50% and 52% on both a GAAP and non-GAAP basis.

In terms of operating expenses, we expect the fourth quarter to range between $8 and $9 million on a GAAP basis, and $7 to $8 million on a non-GAAP basis.

As a result, we expect fourth quarter GAAP EPS to be in a range of between a net loss of 6 cents per share and breakeven; and we expect non-GAAP EPS to be in a range of between a net loss of 3 cent per share and net income 4 cent per diluted share.

And finally, as indicated on our conference call last quarter, we are going to provide additional detail on our revenue expectations specific to the previously discussed and implemented end-of-life for legacy products mostly sold into TV-Panel markets. First, let me emphasize that the revenue figures we are providing represent the consolidated amount of EOL revenue that we expect to exceed what would otherwise be our normalized run-rate business during the first quarter and second quarter of 2017 - the following figures do NOT reflect projections for our operating business in 2017.

For the first quarter of 2017, EOL revenue in excess of what would otherwise be our normalized quarterly revenue is expected to be approximately $7 million. And for the second quarter of 2017, EOL revenue in excess of our otherwise normalized quarterly revenue is expected to be approximately $5 million.

Lastly, while we are not going to provide specific guidance for our run-rate business beyond what I provided earlier for the fourth quarter of 2016, for modeling purposes we do believe it would be reasonable to assume normal seasonality for our run-rate business in first quarter of 2017.

With that, we will now open the call for questions.